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                                                                   EXHIBIT 10.51


                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 12th day of September, 1997, by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("FNFI"); EXPRESS NETWORK, INC., a California corporation ("Company"); COLIN HOWARD FRIEDMAN AND HEDY KRAMER FRIEDMAN, AS TRUSTEES OF THE FRIEDMAN FAMILY TRUST UDT, DATED JULY 23, 1987, FARID MESHKATAI, and ANITA KRAMER MESHKATAI, AS TRUSTEE OF THE ANITA KRAMER LIVING TRUST, DATED JULY 23, 1987 (collectively, "Shareholders"); COLIN
H. FRIEDMAN ("Friedman"); and ENI ACQUISITION CORPORATION, a California corporation that is a newly-formed, wholly-owned subsidiary of FNFI ("Newco"). FNFI, Company, Shareholders, Friedman and Newco are referred to collectively herein as the "Parties" or singularly as a"Party."

                                    RECITALS

        A. Shareholders are the record and beneficial owners of 2,000 shares of Company Common Stock (the "Company Shares"), which represents all the issued and outstanding shares of capital stock of Company.

        B. The respective Boards of Directors of FNFI, Company and Newco deem it advisable and in the best interests of their respective shareholders that Company merge with and into Newco (the "Merger") pursuant to this Agreement, the Articles of Merger substantially in the form attached hereto as Exhibit "A" (the "Articles of Merger") and the applicable provisions of the laws of the State of California.

        C. The Parties hereto expect that the Merger will further certain of their business objectives, including, without limitation, increased market share, reduced administrative costs and volume efficiencies.

        D. The Boards of Directors of FNFI, Company and Newco have approved and adopted this Agreement as a plan of reorganization within the provisions of
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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                                    ARTICLE I
                               CERTAIN DEFINITIONS

        Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of any of the terms herein defined. Any capitalized term used in this Agreement and not ascribed a meaning in this Article 1 shall have the meaning ascribed to such term elsewhere in this Agreement.

        "Action" shall mean any actual or threatened Claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

        "Affiliate" shall mean, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

        "Articles of Merger" has the meaning set forth in Recital B, above.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably form the basis for any specified consequence.

        "Benefit Arrangement" shall mean any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, pension, profit-sharing, retirement or incentive plan, practice or arrangement, any group or individual disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits, or any other welfare or similar plan or arrangement for the benefit of any director, officer or employee, whether active or retired, or for any class or classes of such directors, officers or employees.

        "California Statute" means the general corporation laws set forth in the California Corporations Code.

        "Claims" shall mean any and all liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interests from the date of such damages), and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description).

        "Closing" has the meaning set forth in Section 3.1, below.


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        "Closing Balance Sheet" has the meaning set forth in Section 2.2(e), below.

        "Closing Date" has the meaning set forth in Section 3.1, below.

        "Closing Fidelity Price" means the average of the per share closing sales price of FNFI's Common Stock publicly traded on the New York Stock Exchange for the eight (8) consecutive trading days ending on the date of this Agreement.

        "Code" has the meaning set forth in Recital D, above.

        "Company Shares" has the meaning set forth in Recital A.

        "Company Stock" means shares of Common Stock, no par value, of Company.

        "Confidential Information" means any information concerning the businesses and affairs of any of the Parties that is not already generally available to the public.

        "CRI Net Worth Deficiency" has the meaning set forth in Section 2.2(e) of that certain Agreement and Plan of Reorganization of even date herewith by and among FNFI, Credit Reports, Inc., the shareholder of Credit Reports, Inc., Friedman and CRI Acquisition corporation (the "CRI Merger Agreement").

        "Effective Time" has the meaning set forth in Section 3.1, below.

        "Employee Plan" shall mean any "employee benefit plan," as defined in
Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of the Company.

        "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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        "Fidelity Common Stock" means the shares of non-registered, restricted
Common Stock, par value of $0.0001 per share, of FNFI.

        "GAAP" means United States generally accepted accounting principles, as the same may change from time to time.

        "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or any other governmental authority or instrumentality whatsoever.

        "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any Governmental Entity.

        "Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (a) for borrowed money, (b) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), including securities and other indebtedness, (c) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (d) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase, or pay the related Indebtedness or to acquire the security therefor; (iii) all Liabilities or obligations secured by a Lien upon property owned by such Person and upon which Liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

        "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and


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production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

        "knowledge" means, for purposes of Article 4, below, actual knowledge of any officer of Company or Shareholders to the fact or matter in question, without making any investigation.

        "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Licenses" has the meaning set forth in Section 4.14, below.

        "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or otherwise), deeds of trust, options or other charges, encumbrances or restrictions.

        "Material Adverse Effect" means any event, effect, development, occurrence or circumstance, individually or when taken together with all other such events, effects, developments, occurrences or circumstances, causing, resulting in or having a material adverse effect on (i) the business, assets, results of operations, business relationships, properties, condition (financial or otherwise), insurability or prospects of Company; (ii) the ability of the Parties to consummate the transactions contemplated by this Agreement; or (iii) the legal right or authorization of Company to continue to operate its business.

        "Material Contracts" has the meaning set forth in Section 4.9, below.

        "Merger" has the meaning set forth in Recital B, above.

        "Net Worth" means the difference between (i) the reviewed aggregate book value of the assets of Company; and (ii) the reviewed aggregate book value of the liabilities of Company as reflected on the Reviewed Closing Balance Sheet, provided that the Parties and/or a national accounting firm (as more fully explained in Section 2.2(e), below) may (i) make reasonable adjustment to or establish reasonable reserves for uncollectible accounts receivable; (ii) adjust the book value of Company's assets or liabilities to account for under- or over-valued assets or


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liabilities; and/or (iii) make any other adjustments necessary or appropriate in order to state the Reviewed Closing Balance Sheet in accordance with GAAP.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formula).

        "Party" has the meaning set forth in the preamble to this Agreement.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity.

        "Reviewed Closing Balance Sheet" has the meaning set forth in Section 2.2(e), below.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, Lien, other than (i) mechanic's, materialmen's, and similar liens; (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (iii) purchase money liens and liens securing rental payments under capital lease arrangements; and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Surviving Corporation" has the meaning set forth in Section 2.1(a), below.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.


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        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

        2.1 The Merger.

               (a) The Merger. At the Effective Time (as defined in Section 3.1, below), Company shall be merged with and into Newco pursuant to this Agreement and the Articles of Merger, and the separate existence of Company shall cease, all in accordance with the California Statute. Newco, as it exists from and after the Effective Time, is sometimes referred to herein as the "Surviving Corporation." Promptly after the Effective Time, Surviving Corporation shall change its name to Fidelity National Express Network, Inc.

               (b) Effect or of the Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, at the Effective Time (i) the separate existence of Company shall cease and Company shall be merged with and into Newco; and (ii) the Merger shall have all the effects provided by the California Statute, this Agreement and the Articles of Merger.

               (c) Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Newco until thereafter amended in accordance with the provisions therein and as provided by the California Statute. The Bylaws of Surviving Corporation from and after the Effective Time shall be the Bylaws of Newco as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of Surviving Corporation and as provided by the California Statute. The initial directors of Surviving Corporation shall be the individuals set forth on Schedule 2.1(c)(1), in each case until their successors are elected and qualified. The initial officers of Surviving Corporation shall be those individuals holding such titles set forth on Schedule 2.1(c)(2), in each case until their successors are duly elected and qualified.

        2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of FNFI, Newco, Company or Shareholders, the shares of capital stock of Newco and Company shall be converted as follows:

               (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding.


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               (b) Cancellation of Certain Shares of Capital Stock of Company.
All shares of capital stock of Company that are owned directly or indirectly by Company, including all capital stock which has been authorized but not issued, shall be canceled and no consideration shall be delivered in exchange therefore.

               (c) Conversion of Company Shares. The Company Shares shall automatically be canceled, extinguished and converted, without any action on the part of the holder thereof, into the right to receive the cash and the shares of Fidelity Common Stock, as more fully described in subsections (d), (e) and (f), below. All Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and Shareholders shall cease to have any rights with respect thereto, except the right to receive the cash and the shares of Fidelity Common Stock to be paid or issued in consideration therefor upon the surrender of the Certificates in accordance with subsection (h), below.

               (d) Consideration at Closing. In consideration for the cancellation and exchange by Shareholders of the Company Shares (i) Newco shall, immediately after the Effective Time and on the Closing Date, pay to Shareholders the cash sum of Two Million Five Hundred Thousand Dollars ($2,500,000) by delivery, at Newco's option, of a cashier's or certified bank check, or by wire transfer to an account or accounts designated by Shareholders; and (ii) FNFI shall, immediately after the Effective Time and on the Closing Date, issue and deliver to Shareholders Five Million Two Hundred Seventy-Five Thousand Dollars ($5,275,000) of Fidelity Common Stock, either held in treasury and transferred to Shareholders or newly issued by FNFI to Shareholders. The consideration set forth in this subsection (d) is subject to adjustment pursuant to subsection (e), below. The exact number of shares of Fidelity Common Stock to be issued pursuant to this subsection (d) shall be based upon the Closing Fidelity Price. The cash and Fidelity Common Stock due Shareholders under this subsection (d) and subsections (e) and (f), below, shall be allocated among the Shareholders in accordance with Schedule 2.2(d) hereto.

               (e) Purchase Price Adjustments. Commencing immediately after the Closing Date, (i) Shareholders shall cause Company to prepare a balance sheet for Company as of the Closing Date (the "Closing Balance Sheet"); and (ii) within thirty (30) days following the completion of the Closing Balance Sheet, the Chief Financial Officer of Company and representatives of FNFI shall jointly and in good faith review the Closing Balance Sheet and make any adjustments necessary to state the Closing Balance Sheet in accordance with GAAP (the "Reviewed Closing Balance Sheet"). If there is a dispute between the Parties with respect to any particular adjustment, then the disputed adjustment shall be submitted to a national accounting firm mutually agreed upon by the Parties, whose determination of the appropriateness and the amount of the adjustment shall be binding on the Parties. The cost of such accounting firm's services shall be divided equally between FNFI, on the one hand, and the Shareholders, on the other hand. If the Net Worth of Company as stated on the Reviewed Closing Balance Sheet is less than One Million Two Hundred Forty-Five Thousand


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($1,245,000) (the "ENI Net Worth Deficiency"), then the post-closing payments described in subsection (f), below (the "Post-Closing Payments"), that are due on each of the first two (2) anniversaries of the Closing Date, shall each be reduced by one-half (1/2) of the amount of the ENI Net Worth Deficiency; provided, however, that if the ENI Net Worth Deficiency plus the CRI Net Worth Deficiency exceeds One Million Three Hundred Eighty-Seven Thousand Five Hundred Dollars ($1,387,500) (such excess is hereinafter referred to as the "Combined Excess Deficiency"), then their shall be no obligation to make the Post-Closing Payments on the first two (2) anniversaries of the Closing Date and the Combined Excess Deficiency shall first be deducted from the Post-Closing Payments due on the third anniversary of the Closing Date and then, if necessary, from the Post-Closing Payments due on the fourth anniversary of the Closing Date. If the Net Worth of Company as stated on the Reviewed Closing Balance Sheet is greater than One Million Two Hundred Forty-Five Thousand Dollars ($1,245,000) (the "Net Worth Surplus"), then the Post-Closing Payments due on each of the first two (2) anniversaries of the Closing Date, shall each be increased by the amount of one-half (1/2) of the Net Worth Surplus. Notwithstanding anything to the contrary above, the Parties hereto expressly agree that any downward adjustments for those items set forth on Schedule 2.2(e) hereto shall only reduce Net Worth on the Reviewed Closing Balance Sheet by one-half (1/2) of the amount of such adjustment.

               (f) Post-Closing Consideration. Subject to Section 2.2(d), above, and Section 2.2(d) of the CRI Merger Agreement, in the event the Merger is consummated, on each of the first four (4) anniversaries of the Closing Date, Surviving Corporation shall pay to Shareholders in cash and without interest the sum of Six Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($693,750).

               (g) Payment of Certain Company Obligations. Immediately after the Effective Time and on the Closing Date FNFI shall pay the principal balance of the following Company obligations: (i) that certain Loan Agreement, dated November 3, 1995, by and between Company and the FKN Organization Ltd. in the principal amount of $500,000, a copy of which is attached hereto on Schedule 2.2(g)(1); and (ii) a series of loans made by Noah Kramer to Company in the aggregate outstanding principal amount of $415,000, evidence for which are attached hereto on Schedule 2.2(g)(2).

               (h) Certificate Delivery Requirement. At the Effective Time, Shareholders shall deliver to FNFI the certificates (the "Certificates") representing the Company Shares, duly endorsed in blank by Shareholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps affixed and canceled. The Certificates so delivered shall be promptly canceled. Until delivered as contemplated by this subsection (h), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender a pro rata portion of the consideration set forth in subsections (d), (e) and (f), above.


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                                    ARTICLE 3
                                     CLOSING

        3.1. Closing. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of FNFI, located at 3916 State Street, Suite 300, Santa Barbara, California 93105, on such date (the "Closing Date") and at such time as may be mutually designated by the Parties within five (5) business days following the satisfaction or waiver of the conditions set forth in Article 8, below (including, without limitation, the Requisite Regulatory Approvals), or such other date, time, place and manner as the Parties may mutually agree. On the Closing Date, the Articles of Merger and any required officers' certificates, shall be filed with the Secretary of State of the State of California in accordance with the provisions of the California Statute. The Merger shall become effective upon such filing or such later time on the Closing Date as may be specified in the filing with the Secretary of State of the State of California (the "Effective Time"). Either FNFI or Shareholders may terminate this Agreement without Liability to the other if the Closing does not occur on or before October 31, 1997.

        3.2 Mutual Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Article 8, below, have been satisfied or waived by the Party benefitting therefrom, the appropriate Parties or Persons shall execute and deliver or cause to be delivered to the appropriate Parties at Closing the following:

                (a) The Employment Agreement in substantially the form of Exhibit "B" hereto; and

                (b) The Registration Rights Agreement substantially in the form of Exhibit "C" hereto.

        3.3 Shareholders' Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Article 8, below, have been satisfied or waived by the Party benefiting therefrom, Shareholders shall execute and deliver or cause to be delivered to FNFI at the Closing the following documents:

                (a) The Certificates, in accordance with Section 2.2(h), above;

                (b) Company's original minute book, such minute book to contain
        (i) original Articles of Incorporation and all amendments thereto, or copies thereof if the originals are unavailable; (ii) Company's Bylaws presently in effect; (iii) Company's stock transfer records together with all available canceled stock certificates; and (iv) all minutes of meetings or consents in lieu of such meetings of Company's Board of Directors and shareholders; and


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                (c) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by FNFI in order to consummate the transactions contemplated hereby.

        3.4 Company's Deliveries at Closing. Provided that all of the conditions to the closing set forth in Article 8, below, have been satisfied or waived from the Party benefitting therefrom, Company shall execute and deliver or cause to be delivered to FNFI at the Closing the following:

                (a) An Officer's Certificate dated the Closing Date substantially in the form of Exhibit "D" hereto;

                (b) A Secretary's Certificate dated the Closing Date substantially in the form of Exhibit "E" hereto;

                (c) An opinion of counsel substantially in the form of Exhibit "F" hereto;

                (d) A good standing certificate of Company, dated within fifteen
        (15) business days of the Closing Date, for each jurisdiction in which Company is required to be qualified and authorized to do business;

                (e) Minutes of the Board of Directors and shareholders of Company authorizing and approving this agreement and the transactions contemplated herein;

                (f) Resignations of all of the officers and directors of Company effective as of the Closing Date; and

                (g) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by FNFI in order to consummate the transactions contemplated hereby.

        3.5 FNFI's Deliveries. Provided that all of the conditions to the Closing set forth in Article 8, below, have been satisfied or waived by the Party benefiting therefrom, FNFI shall execute and deliver or cause to be delivered to the Shareholders at the Closing:

                (a) The Fidelity Common Stock in accordance with Section 2.2(d), above; and

                (b) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by Shareholders in order to consummate the transactions contemplated hereby.


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        3.6 Newco's Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Article 8, below, have been satisfied or waived by the Party benefitting therefrom, Newco shall deliver to the appropriate Party or Person at the Closing:

                (a) The cash consideration in accordance with Section 2.2(d), above; and

                (b) The cash for the loan payments in accordance with Section 2.2(g), above.

                                    ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

         Company and Shareholders (which for purposes of this Article 4 shall include Friedman), jointly and severally, represent and warrant to FNFI, Newco and Surviving Corporation that (except for changes contemplated by this Agreement), each of the following statements is true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (each such statement to be made again by Company and Shareholders on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 4):

        4.1 Organization and Standing; Articles and Bylaws. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has full power and authority to own its assets and properties and to carry on its business as presently conducted. Company is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities and of its properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Company has furnished FNFI with copies of its Articles of Incorporation and Bylaws, as amended to the date hereof. Said copies are true, correct and complete and contain all amendments through the Closing Date.

        4.2 Authorization. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of Company's and Shareholders' obligations hereunder and thereunder, and for the exchange and cancellation of the Company Shares have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of Company and Shareholders enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.


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        4.3 Subsidiaries. Company has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

        4.4 Capitalization. The authorized capital stock of Company consists of 10,000 shares of Common Stock, of which 2,000 shares are issued and outstanding. All of the Company Shares have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record and beneficially by Shareholders in the amounts set forth in Schedule 4.4 hereto, free and clear of all Liens, Claims, Indebtedness and Security Interests of every kind. All of the Company Shares were offered, issued, sold and delivered by Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of the Company Shares were issued in violation of any preemptive rights created by statue, or by Company's charter documents, or by any agreement to which Company may be bound. Schedule 4.4 hereto contains a complete list of, and the number of shares owned of record by, the holders of the issued and outstanding Company Stock.

        Other than as described in this Section 4.4, there are no outstanding shares of Company Stock, preferred stock or any other equity securities of Company, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Company or any Shareholders may be bound that do or may obligate Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock, preferred stock or other equity securities or that do or may obligate Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of Company or any other securities of Company. Other than as provided in or contemplated by this Agreement, neither Company nor Shareholders have, or prior to the Effective Time will have, become a party to or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire any rights in any additional capital stock or securities of Company.

        4.5 Financial Statements. Schedule 4.5 hereto includes (i) true, complete and correct copies of Company's balance sheet as of December 31, 1996 (the end of its most recently completed fiscal year) and statements of income, cash flows and retained earnings for the year ended December 31, 1996; and (ii) true, complete and correct copies of Company's balance sheet as of July 31, 1997 and statements of income, cash flows and retained earnings for the period then ended. The above described financial statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the July 31, 1997 financial statements to the omission of complete footnote information and Liabilities that under GAAP would not be included in a balance sheet not bearing footnotes. Except as set forth above and in the Schedules hereto, there are no material Company Liabilities, direct or indirect, fixed or contingent, which are not reflected (i) in the balance sheet as of July 31, 1997, except for Liabilities incurred in the ordinary course of business subsequent to July 31, 1997, which, either individually or in the aggregate, are not material; and (ii) in the Closing Balance Sheet. Except as set forth above, there is no basis for any assertion against Company of any Liability or obligation of any nature whatsoever that is not fully reflected in the financial statements delivered to FNFI which, either individually or in the aggregate, would have a Material Adverse Effect. Since the date of the July 31, 1997 financial statements, there have been no material changes in Company's accounting policies.

        4.6 Material Contracts. Schedule 4.6 hereto contains a complete and accurate list of all Material Contracts to which Company is a party or bound. Without limiting the generality of the foregoing, such list includes all such contracts and agreements and all licenses and instruments which (i) grant a Security Interest or permit or provide for the imposition of any Lien on, or provide for the sale (other than in the Ordinary Course of Business) of, any of the assets of Company or of any of the shares of the Company Stock; (ii) require the consent of any third party to, or would interfere with, the consummation by Company or Shareholders of the transactions contemplated by this Agreement;
(iii) involve the borrowing of money or provide for capital expenditures to be made in the future; or (iv) relate to Company's Intellectual Property rights. True, correct and complete copies of all Material Contracts listed on Schedule
4.6 have been furnished by Company to FNFI. Each Material Contract so listed is a valid and binding obligation of Company and is enforceable in accordance with its terms. Company has performed all material obligations required to be preformed by it to date and is not in default under or in breach of any term or provision of any Material Contract to which Company is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach under any Material Contract. To the best knowledge of Company and Shareholders, no party with whom Company has a Material Contract is in default of its obligations thereunder. Except as set forth on Schedule 4.6, no consent or approval of any party to any of the Material Contracts is necessary in order to permit Company to consummate the transactions contemplated hereby.

        4.7 Assets Other Than Real Property. Except as set forth on Schedule 4.7 hereto, Company has good and marketable title to all properties and assets (other than real property which is subject to Section 4.8, below) owned or leased by Company, free and clear of all Liens except for: (i) Liens for current Taxes not yet due and payable which have been fully reserved for; and (ii) Liens, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition, of the property subject thereto or affected thereby. The assets and properties of Company constitute all the assets, properties, rights, privileges and interests necessary for the operation of Company's business. All of the vehicles, material machinery and material equipment of Company are in good working order and condition, ordinary wear and tear excepted.

        4.8 Real Property. Company does not own any real property. Schedule 4.8 hereto contains an accurate list and general description of all real property leases, subleases, licenses or similar agreements ("Leases") to which Company is a party (copies of which have been previously furnished to FNFI), in each case setting forth (i) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases; (ii) the legal description or street address of each property covered thereby; and (iii) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). Company has valid leasehold interests in the Leased Premises, free and clear of all Liens and Security Interests, except for (i) Claims of lessors, co-lessees or sublessees in such matters as are reflected in the Leases; (ii) title exceptions affecting the fee estate of the lessor under such Leases; (iii) Liens for taxes not yet due; and
(iv) other matters as described in Schedule 4.8 hereto. Company is not in default, and no facts or circumstances have occurred which, through the passage of time or both, or the giving of notice would constitute a default, under any Lease. To the knowledge of Company and Shareholders, the activities of Company, with respect to the Leased Premises, are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. To the knowledge of Company and Shareholders, the portions of the buildings on the Leased Premises that are used in the business of Company are each in good repair and condition (including without limitation, the electrical, mechanical, HVAC, plumbing, elevator, other building systems and structural components serving such premises, and the roofs are water-tight), and are in the aggregate sufficient to satisfy Company's current and reasonable anticipated normal business activities as conducted thereat.

        4.9 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by Company or Shareholders will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Company, (B) any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument, or arrangement to which Company or any Shareholder is a party or by which any of their respective properties or any of their respective assets are bound and which is material to Company or any Shareholder (a "Material Contract"); (ii) the termination of any Material Contract or the acceleration of the maturity of any indebtedness or other material obligation of Company or any Shareholder; (iii) the creation or imposition of any Lien on any of the respective assets or properties of Company or any Shareholder or any shares of the Company Stock;
(iv) a violation or breach of any writ, injunction or decree of any Governmental Entity to which Company or any Shareholder is a party or by which any of their respective properties are bound.

        4.10 Litigation. Except as set forth in Schedule 4.10 hereto, to the knowledge of Company or Shareholders there are no actions, proceedings, or investigations before any court or administrative agency pending or currently threatened against or with respect to Company (or to the knowledge of Company and Shareholders any Basis therefor), which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, individually or in the aggregate, might result in a Material Adverse Effect, or in any material impairment of the right or ability of each to carry on its business as now conducted or as proposed to be conducted, or in any material Liability on the part of Company. Company is not a party or subject to, and none of its assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Entity.

        4.11 Taxes. Company has no Liability for any federal, state or local Taxes, except for Taxes which have accrued and are not yet payable. Company has filed or caused to be filed all Tax Returns required under applicable law to be filed on or before the Closing Date, Company has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, and all such Tax Returns are true, correct and complete in all respects. Except as set forth on Schedule 4.11 hereto, none of the Tax Returns of Company are currently under investigation or audit, nor to the knowledge of Company or Shareholders is an investigation or audit pending, and there has not been an investigation or audit of the Tax Returns of Company in the past seven
(7) years. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Company are true, correct and complete, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet of the July 31, 1997 Financial Statements and will be on the Closing Balance Sheet. No Claim has ever been made by any Governmental Entity in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All taxes owed by Company or which Company is obligated to withhold from amounts owed or owing to any employee, independent contractor, stockholder, creditor or third party have been paid or withheld. There are no unresolved Claims concerning Company's Tax Liability, and no basis for any such Claims exist.

        4.12 Employees. Schedule 4.12 hereto sets forth a complete list of all current employees of Company, together with each employee's age, tenure with Company, title or job classification, and the current annual rate of compensation payable to each such employee. There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies to the best knowledge of Company or Shareholders pending or attempts to unionize or controversies threatened between Company and, or relating to, any of its employees. Company is not a party to any collective bargaining agreement with respect to any of its employees or to a written employment contract with any of its employees, except as set forth on Schedule 4.12 hereto, and there are no understandings or agreements with respect to the employment of any officer or employee of Company which are not terminable by Company without liability on not more than thirty (30) days' notice. Except as set forth on Schedule 4.12 hereto, no officer, director, or employee is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan, or to the accrual or vesting of any other benefit or payment as a result of the consummation of any transactions contemplated by this Agreement. Company has complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay. Company's employment of each of its employees is in compliance with all immigration and naturalization laws of the United States.

        4.13 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, required on the part of Company and/or any Shareholder in connection with the valid execution and delivery of this Agreement and the exchange and cancellation of the Company Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing.

        4.14 Operating Rights. Company has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, "Licenses") as are necessary or appropriate to the operation of its business as now conducted and as proposed to be conducted the absence of which will cause a Material Adverse Effect. Such Licenses are in full force and effect, no violations have been or, to the knowledge of Company or Shareholders, are expected to have been recorded in respect of any such Licenses, and no proceeding is threatened or, to the knowledge of Company or Shareholders, pending that could result in the revocation or limitation of any such Licenses. Company has conducted its business so as to comply in all material respects with all such Licenses.

        4.15 Compliance with Applicable Laws. The business and operations of Company have been and are being conducted in all material respects in compliance with all laws, ordinances, regulations, rules, orders, judgments or decrees to which Company is subject. Company holds, and the properties, assets, operations and businesses of Company have been maintained and conducted in all material respects in compliance with, all authorizations, permits, licenses, certificates, variances, exemptions, orders, franchises, rights and approvals that are necessary for the conduct of its businesses. No investigation or review by any Governmental Entity with respect to Company is threatened or, to the best knowledge of Company or Shareholders, pending, nor has any Governmental Entity indicated to Company an intention to conduct the same.

        4.16 Insurance. Schedule 4.16 hereto sets forth an accurate list, as of August 30, 1997, of all insurance policies carried by Company and all insurance loss runs or workers' compensation claims received for the past two (2) policy years. Attached to Schedule 4.16 hereto are true, complete and correct copies of the summaries from the insurance company agent of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Neither Company nor Shareholders knows of any threatened termination of or material premium increase with respect to, any of such policies. All claims previously made under such policies have been timely filed.

        4.17 Absence of Changes. Except as disclosed in Schedule 4.17 hereto, since January 1, 1997, there has not been (i) any change or amendment in the Articles of Incorporation, Bylaws or other governing instruments of Company;
(ii) any sale or issuance of, or grant of options or rights to acquire, any shares of the Company Common Stock or other securities of Company or any declaration, setting aside, or payment of dividends or redemptions in respect of any shares of capital stock of Company, or any direct or indirect redemption, purchase, or other acquisition of such stock, or any agreement, understandings or commitments to do the same; (iii) any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the outstanding shares of the Company Common Stock by any Shareholder; (iv) any amendment, termination or revocation, or any threat of any amendment, termination, or revocation having a Material Adverse Effect, of any Material Contract; (v) any sale, transfer, mortgage, pledge, or subjection to Lien of, on or affecting any of the assets of the Company out of the Ordinary Course of Business; (vi) any increase in the compensation paid or payable or in the fringe benefits provided to any employee of Company out of the Ordinary Course of Business, or the adoption of any employee benefit plans not in existence in the fiscal year ended December 31, 1996; (vii) any damage, destruction or loss, whether or not covered by insurance, of any of the assets of Company that has a Material Adverse Effect;
(viii) any purchase or lease, or commitment for the purchase or lease, of equipment or other capital items not disclosed in Company's financial statements which is in excess of the normal, ordinary and usual requirements of the business of Company; (ix) any change that by itself or together with other changes, has had a Material Adverse Effect; (x) any agreement or arrangement made by Company or any Shareholder to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or
(xi) the commencement or notice or, to the best knowledge of Company and Shareholders, threat of commencement of any lawsuit or proceeding against or investigation of Company or any of its affairs.

        4.18 Employee Plans. Schedule 4.18 hereto sets forth a complete list of all Employee Plans and Benefit Arrangements maintained, administered or contributed to, or otherwise participated in, by Company. A true and complete copy of each such Employee Plan or Benefit Arrangement, including amendments thereto, have been provided to FNFI, together with true and complete copies of
(i) annual reports for the most recent three (3) years (Form 5500 Series including, if applicable, Schedules A and B thereto); (ii) all plan documents and the most recent summary plan description of each such Employee Plan, together with any modifications thereto; and (iii) the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each such Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in
Section 412(c) of the Code, and the Company has not been obligated to make a contribution to any such multiemployer or multiple employer plan. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan or Benefit Arrangement and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Plan or Benefit Arrangement or accrued in accordance with past custom and practice of Company. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the Code. Neither Company nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, or any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA.

        4.19   Intellectual Property Rights.

               4.19.1 Company owns, or has the right to use, sell or license all Intellectual Property necessary or required for the conduct of its business as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of Company's business. To the knowledge of Company and Shareholder, Company has taken all reasonable and practicable action designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary right in, all of its Intellectual Property.

               4.19.2 Neither the manufacture, marketing, license, sale or intended use of any Intellectual Property licensed or sold by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes any Intellectual Property of any other Person; and there is not pending or, to the best knowledge of Company and Shareholders, threatened any claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property or that the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor to the best knowledge of the Company and Shareholders, is there any basis for any such assertion.

        4.20 Environment, Health and Safety.

               4.20.1 Company has complied with all Environmental, Health and Safety Laws, except where failure to comply would not have a Material Adverse Effect, and no Claim has been filed or commenced against it alleging any failure to so comply. Without limiting the generality of the preceding sentence, Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws, except where failure to comply would not have a Material Adverse Effect.

               4.20.2 Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a reasonable Basis for any present or future Claim against Company giving rise to any Liability, except where having done so would not have a Material Adverse Effect. Company has no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law which could have a Material Adverse Effect.

               4.20.3 To the best of Company's and Shareholders' knowledge, all properties used in its business are free of Hazardous Substances, except where the existence thereof would not have a Material Adverse Effect.

        4.21 Certain Transactions. There are no existing or pending transactions, nor are there any agreements or understandings, between Company and any Shareholder, or the officers, directors, or employees of Company, or any Person affiliated with any of them, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by Company, with or without adequate compensation, or to any indebtedness owed to or by Company, in any amount whatsoever.

        4.22 Investment Representations. Each Shareholder is receiving the Fidelity Common Stock for his, her or its own account for investment purposes only, and not as a nominee or agent for any other Person, and not with a view to or for resale in connection with any distribution thereof. Each Shareholder acknowledges that the Fidelity Common Stock to be issued hereunder will not be registered under the Securities Act, nor qualified under any state securities laws on the ground, among others, that no distribution or public offering is to be effected.

        4.23 Absence of Claims Against Company. No Shareholder has any Claims against the Company.

        4.24 Bank Accounts; Powers of Attorney. Schedule 4.24 hereto sets forth an accurate list, as of the date of this Agreement, of the following: (i) the name of each financial institution in which Company has any account or safe deposit box; (ii) the names in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 4.24 hereto also sets forth the name of each Person holding a general or special power of attorney from Company and a description of the terms of such power.

        4.25 Tax-Free Reorganization. This Agreement, the Merger and the transactions contemplated thereby qualify, in all respects, as a tax-free reorganization pursuant to Code Section 368(a)(2)(D).

        4.26 Continuity of Interest. No Shareholder has any present plan, intention or arrangement to dispose of any of the shares of Fidelity Common Stock issued hereunder in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation
Section 1.368-1.

        4.27 Line of Credit. The outstanding balance under that certain Business Loan Agreement, dated March 1, 1996, as amended, a copy of which is attached to
Schedule 4.28 hereto is less than One Million Dollars ($1,000,000).

        4.28 Brokers' Fees. Neither Company nor any Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        4.29 Full Disclosure. Neither this Agreement, the representations and warranties by Company and/or Shareholders contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to FNFI in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Company or Shareholders which has not been disclosed to FNFI that would have a Material Adverse Effect on Company's business or financial condition or its ability to perform its obligations under this Agreement.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF FNFI AND NEWCO

        FNFI and Newco represent and warrant to Company and Shareholders that (except for changes contemplated by this Agreement) each of the following statements is true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (each such statement to be made again by FNFI and Newco on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 5):

        5.1 Organization and Good Standing. FNFI and Newco are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and California, respectively, and have all requisite corporate power and authority to own, operate and lease their properties and to carry on their respective business as they are being conducted on the date of this Agreement. FNFI and Newco have all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.

        5.2 Authorization. The execution and delivery of this Agreement by FNFI and Newco and the consummation of the transactions contemplated hereby will be duly authorized by all necessary corporate action on the part of FNFI and Newco, respectively, prior to the Closing Date. This Agreement has been duly executed and delivered by FNFI and Newco and constitutes a legal, valid and binding obligation of FNFI and Newco, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

        5.3 Noncontravention. Neither the execution and delivery of this Agreement by FNFI and Newco nor the consummation of the transactions contemplated hereby by FNFI and Newco will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which FNFI or Newco is subject or any provision of the charter or bylaws of FNFI and Newco; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either FNFI or Newco is a party or by which they are bound or to which any of their assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of FNFI and/or Newco to consummate the transactions contemplated by this Agreement.

        5.4 Fidelity SEC Documents. FNFI has filed all forms, reports and documents required to be filed with the SEC (the "Fidelity SEC Documents"), all of which have been made available to Company. As of their respective dates, the Fidelity SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Fidelity SEC Documents, and none of the Fidelity SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FNFI included in the Fidelity SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of FNFI as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

        5.5 Fidelity Common Stock. All of the shares of Fidelity Common Stock to be issued to Shareholders in connection with the Merger shall be duly authorized, validly issued, fully paid and non-assessable. Such shares shall be offered, issued, sold and delivered by FNFI in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares shall be issued in violation of the preemptive rights of any shareholder of FNFI.

        5.6 Brokers' Fees. Neither FNFI nor Newco is a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent, or finder.

        5.7 Disclosure. The representations and warranties contained in this
Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 6
                       CONDUCT OF BUSINESS PENDING CLOSING

        During the period commencing on the date hereof and continuing through the Closing Date, Company and Shareholders (which for purposes of this Article 6 shall include Friedman), jointly and severally, covenant and agree that:

        6.1 Qualification. Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions in which Company owns or leases any property or conducts any business.

        6.2 Ordinary Course. Company shall conduct its business in, and only in, the Ordinary Course of Business and, to the extent consistent with such business, shall not make or institute any unusual or novel methods of management, accounting, or operation that vary materially from those methods used by the Company as of July 31, 1997. Company will use its reasonable business efforts to preserve its business organizations intact, to keep available to Company its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with the Company. Company shall maintain its properties and assets in good condition and repair.

        6.3 Corporate Changes. Company shall not (i) amend its Articles of Incorporation or Bylaws (or equivalent documents); (ii) except as required by
Section 7.1(g), below, acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof; (iii) enter into any partnership or joint venture; (iv) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock; (v) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; or (vi) liquidate or dissolve or obligate itself to do so.

        6.4 Indebtedness. Company shall not incur any Indebtedness, sell any debt securities or, except in the Ordinary Course of Business, lend money to or guarantee the Indebtedness of any Person. Company shall not restructure or refinance its existing Indebtedness. Notwithstanding anything to the contrary in this Section 6.4, Company may, subject to Section 6.16, below, borrow under its line of credit as needed in the Ordinary Course of Business.

        6.5 Accounting. Company shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. Company shall maintain its books, records, and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

        6.6 Compliance with Legal Requirements. Company shall comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, FNFI in connection with any such requirements imposed upon FNFI, or upon any of its Affiliates, in connection therewith or herewith.

        6.7 Disposition of Assets. Other than in the Ordinary Course of Business, Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, tangible or intangible, or upon any interest therein.

        6.8 Compensation. Company shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, Employee Plan, Benefit Arrangement, or any other agreement, trust, fund or arrangement for the benefit of employees other than to comply with any Legal Requirement; or (ii) other than in the Ordinary Course of Business, pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of Company.

        6.9 Modification or Breach of Agreements; New Agreements. Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any Material Contract, written or oral, disclosed in this Agreement or the Schedules hereto. Company shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course of Business. Company shall meet all of its contractual obligations in accordance with their respective terms.

        6.10 Capital Expenditures. Except for capital expenditures or commitments in the Ordinary Course of Business necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed $25,000 in the aggregate), Company shall not purchase or enter into any contract to purchase any capital assets.

        6.11 Consents. Company shall use its reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Entity or Person required to be obtained or made by any Party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

        6.12 Maintenance of Insurance. Company shall maintain its policies of insurance in full force and effect and shall not do, permit or willingly allow to be done any act by which any of said policies of insurance may be suspended, impaired or canceled.

        6.13 Discharge. Company shall not cancel, compromise, release or discharge any Claim of Company upon or against any Person or waive any right of Company of material value, and not discharge any Lien upon any asset of Company or compromise any debt or other obligation of Company to any Person other than Liens, debts or obligations with respect to current Liabilities of Company without the prior consent of FNFI, which consent will not be unreasonably withheld.

        6.14 Actions. Company shall not institute, settle or agree to settle any Action before any Governmental Entity without the prior consent of FNFI, which consent will not be unreasonably withheld.

        6.15 Taxes and Tax Assessments. Company shall pay, when due, and prior to the imposition or assessment of any interest, penalties or Liens by reason of the nonpayment of, all Taxes assessed against Company, its assets, properties or operations, except for Taxes contested by Company in good faith. Company shall furnish promptly to FNFI a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to Company's operations for periods ending on or prior to the Closing Date.

        6.16 Line of Credit. Company shall maintain the outstanding principal balance on its line of credit with Bank of America National Trust and Savings Association, which line is evidenced by that certain Business Loan Agreement attached to Schedule 4.28 hereto, in an amount less than One Million Dollars ($1,000,000).

                                    ARTICLE 7
                              ADDITIONAL COVENANTS

        7.1 Covenants of Company and Shareholders. During the period from the date hereof through the Closing Date, Company and Shareholders (which for purposes of this Article 7 shall include Friedman) agree to:

               (a) Comply promptly with all applicable Legal Requirements imposed upon them with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, FNFI in connection with any such requirements imposed upon FNFI or upon any of its Affiliates in connection therewith or herewith;

               (b) Use their reasonable efforts to obtain (and to cooperate with FNFI in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Company and/or Shareholders in connection with the transactions contemplated by this Agreement;

               (c) Use their reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.1 below;

               (d) Immediately advise FNFI orally and, within three (3) business days thereafter, in writing of any change in Company's business or condition that has had or may have a Material Adverse Effect;

               (e) Deliver to FNFI prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Exhibit or Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, immediately upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Exhibit or Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent FNFI from terminating this Agreement pursuant to Section 9.1(b) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement;

               (f) All Company indebtedness owed to Colin H. Friedman, Hedy Kramer Friedman, Farid Meshkatai and Anita Meshkatai, or any trust of which any of them serve as trustee, shall be converted to Company Stock on or prior to the Closing Date upon such terms and conditions and in a manner pre-approved by FNFI; and

               (g) Effect and consummate the merger of Express Reprographics, Inc. ("ERI"), with and into Company in accordance with the California Statute and upon such terms and conditions and in accordance with such documentation pre-approved by FNFI in its absolute and sole discretion. Upon the consummation of the merger, (i) all of the assets and liabilities of ERI existing as of July 31, 1997 (other than assets or liabilities acquired or disposed of in the Ordinary Course of Business) shall be merged into Company; and (ii) all of the capital stock of ERI, including all options, warrants, calls, conversion rights, commitments or agreements of any character which relate to such capital stock, shall be canceled and extinguished.

        7.2 Covenants of FNFI. During the period from the date hereof to the Closing Date, FNFI shall:

               (a) Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Shareholders in connection with any such requirements imposed upon Shareholders or Company or upon any of Company's Affiliates in connection therewith or herewith;

               (b) Use its reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by FNFI in connection with the transactions contemplated by this Agreement;

               (c) Use its reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.2 of this Agreement; and

               (d) Cause Surviving Corporation to continue at least one (1) significant historical business line of Company, or use at least a significant portion of Company's historical business assets in a business, in each case in accordance with Treasury Regulation Section 1.368-1.

        7.3 Responsibility for Certain Potential Liabilities. Company and Shareholders shall assume and be jointly and severally responsible for any and all Liability, including without limitation any and all Tax Liability, caused by, arising from, or related to (i) the failure of the Merger to qualify, in any respects, as a tax-free reorganization pursuant to Code Section 368(a)(2)(D), including any and all Liability incurred by FNFI, Newco and Surviving Corporation as a result of such failure; and (ii) the pending Internal Revenue Service audit of Company's 1993 Tax Returns.

        7.4 Continuity of Interest. Shareholders shall not dispose of any shares of Fidelity Common Stock in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation
Section 1.368-1. If, during the first year following the Closing Date, any Shareholder desires to dispose of any shares of Fidelity Common Stock issued in connection with the Merger, then such Shareholder shall provide written notice to FNFI, not less than sixty (60) days prior to the intended date of disposition, specifying the number of shares of Fidelity Common Stock such Shareholder desires to dispose.

        7.5 Access and Information.

               (a) During the period commencing on the date hereof and continuing through the Closing Date, Shareholders shall cause Company to afford to FNFI and to FNFI's accountants, counsel, and other representatives, reasonable access to all of its properties, books, contracts, commitments, records and personnel and, during such period, to cause Company to furnish promptly to FNFI all information concerning its business, properties and personnel as FNFI may reasonably request.

               (b) Except to the extent permitted by the provisions of Section 7.8, below, FNFI shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Shareholders or Company concerning Company and shall not disclose such information to any third Person except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as result of disclosure by FNFI or its representatives; (ii) becomes available to FNFI or its representatives from a third Person other than Shareholders or Company, and FNFI or its representatives have no reason to believe that such third Person is not entitled to disclose such information;
(iii) is known to FNFI or its representatives on a non-confidential basis prior to its disclosure by Shareholders or Company; or (iv) is made available by Shareholders or Company to any other Person on a non-restricted basis. FNFI's obligations under the foregoing sentence shall expire on the Closing Date or, if the closing does not occur, one year after the date hereof. If the Merger is not consummated, then all information received by FNFI from CRI and all copies thereof shall be returned or delivered to CRI, all computations or other studies relating to CRI prepared by FNFI, its representatives or Affiliates shall be destroyed, and FNFI shall supply CRI a sworn certificate that such delivery or destruction has taken place and that FNFI, its representatives and/or Affiliates no longer have in their possession any such documents, copies, computations or other studies.

        7.6 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and costs) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the same.

        7.7 Certain Notifications. At all times from the date hereof to the Closing Date, each Party shall promptly notify the others in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 8, below.

        7.8 Publicity. At all times prior to the Closing Date, each Party shall obtain the consent of all other Parties hereto prior to issuing, or permitting any of its directors, officers, employees, agents or Affiliates to issue, any press release or other information to the press, employees of Company or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, and others are made aware of the terms of this Section 7.8. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

        7.9 Further Assurances.

               (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

               (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Shareholders and the proper officers or directors of FNFI and Company, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation, all at FNFI's expense.

        7.10 Competing Offers. Shareholders agree that they will not, and will cause Company not to, directly or indirectly, through an officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of Company or its assets or capital stock or a merger or similar transaction, and Shareholders will not, and will not permit Company to, engage any broker, financial adviser or consultant to initiate or encourage proposals or offers from other Persons. Furthermore, Shareholders shall not, and shall not permit Company to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than FNFI and its representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section
7.10. Shareholders shall ensure that Company shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.

        7.11 Post-Closing Employment. Except as provided in the Employment Agreement attached hereto as Exhibit "B," Company and Shareholders acknowledge and agree that after the Effective Time (i) neither FNFI nor Surviving Corporation shall be required to employ or retain any employee of Company or any other Person; and (ii) FNFI, in its sole and absolute discretion, may cause Surviving Corporation to retain all, some, or none or such employees; provided, however, that such post-closing terminations shall be in accordance with all applicable laws, rules and regulations.

        7.12 Employment Agreement. On or before the Closing Date, Farid Meshkatai and the appropriate officer of Company shall execute the Employment Agreement substantially in the form of Exhibit "B" hereto.

        7.13 Registration Rights Agreement. On or before the Closing Date, Shareholders and the appropriate officer of FNFI shall execute the Registration Rights Agreement substantially in the form of Exhibit "C" hereto.

        7.14 NYSE Listing. FNFI will make such filings as are necessary with the New York Stock Exchange regarding the transactions contemplated hereby and will cause the shares of Fidelity Common Stock to be issued under this Agreement to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Effective Time.

                                    ARTICLE 8
                         CONDITIONS PRECEDENT TO CLOSING

        8.1. Conditions of FNFI. FNFI's obligations hereunder to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions:

               (a) Representations and Warranties True: Performance of Obligations. The representations and warranties made by Company and Shareholders in this Agreement shall be true, correct and complete on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Company and Shareholders shall have performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Effective Time.

               (b) Material Adverse Effect. No act, event or condition shall have occurred after the date hereof which FNFI determines in its reasonable discretion has had or could have a Material Adverse Effect.

               (c) Authorizations and Approvals. All authorizations, approvals or consents from third parties, including from any Governmental Entity, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

               (d) Investigation of Company. FNFI shall have concluded (through its representatives, accountants, counsel and other experts) a due diligence investigation of the business, condition (financial, legal and other), properties, assets, prospects, operations and affairs of Company and shall be satisfied, in reasonable discretion, with the results thereof.

               (e) Deliveries. FNFI shall have received from the appropriate Party or Person, the delivery obligations set forth in Sections 3.2 through 3.4, above.

               (f) Schedules. Shareholders shall cause Company to deliver all of the Schedules to this Agreement set forth herein, and FNFI shall be reasonably satisfied with such Schedules.

               (g) No Actions. There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the Merger or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by FNFI of all or a material portion of the business or assets of Company, or to compel FNFI or Company to dispose of or hold separate all or a material portion of the business or assets of Company or FNFI.

               (h) Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to FNFI and its counsel. Notwithstanding the foregoing, FNFI shall advise Company and Shareholders of any perceived deficiencies and provide Company and Shareholders with a reasonable period of time to cure such deficiencies.

               (i) Requisite Regulatory Approvals. All notices or filings required to be made, all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement under applicable federal law of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by the Parties or any Affiliate or Subsidiary of any Party (collectively, the "Requisite Regulatory Approvals") shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon FNFI or any Party or Person to be affected by such condition.

               (j) CRI. All of the conditions to close set forth in Article 8.1 of that certain Agreement and Plan of Reorganization of even date herewith, by and among FNFI, CRI, the shareholders of CRI, Friedman, Farid Meshkatai and CRI Acquisition Corporation shall have been satisfied at or prior to the Effective Time. In addition, the Closing of this Merger is conditioned upon the closing of the CRI merger and vice versa.

               (k) Classified Credit Data, Inc. Either (i) Friedman shall have sold all of his ownership interest in Classified Credit Data, Inc, a California corporation, to FNFI in accordance with the terms and conditions set forth in that certain letter dated August 18, 1997, a copy of which is attached hereto as Exhibit "G;" or (ii) Candy Marshall shall have exercised her right of first refusal to acquire such ownership interest in accordance with the terms and conditions of that certain Shareholders' Agreement, dated May 9, 1988, by and among CCD, Friedman and Ms. Marshall, and Friedman and Ms. Marshall shall have completed such transfer of ownership interest.

               (l) Board Approval. The Board of Directors of FNFI shall have approved this Agreement and the transactions contemplated thereby.

               (m) Consent to Assignment of Line of Credit. Company and Shareholders shall have obtained the consent of Bank of America National Trust and Savings Association to the assignment of that certain Business Loan Agreement described in Section 6.16, above, to Surviving Corporation, without modification, amendment, acceleration or default. FNFI shall cooperate with Company and Shareholders in obtaining the above consent.

        8.2 Conditions of Company and Shareholders. Company's and Shareholders' obligations hereunder to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

               (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by FNFI and Newco in this Agreement shall be true and correct at the Closing Date, with the same force and effect as if they had been made on and as of said date; and FNFI and Newco shall have performed all obligations herein required to be performed by them at or prior to the Closing.

               (b) Authorizations and Approvals. All authorizations, approvals or consents, if any, from third parties, including from any Governmental Entity or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

               (c) Tax-Free Reorganization. Each Shareholder shall be satisfied in his or its reasonable discretion that the Merger qualifies as a tax-free reorganization under Section 368(a)(2)(D) of the Code.

               (d) Material Adverse Effect. No act, event or condition shall have occurred after the date hereof which Company and Shareholder determines in their reasonable discretion has had or could have a material adverse effect on FNFI.

               (e) Deliveries. Shareholders shall have received from the appropriate Party or Person, the delivery obligations set forth in Sections 3.2,
3.5 and 3.6, above.

               (f) No Actions. There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the Merger or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by FNFI of all or a material portion of the business or assets of Company, or to compel FNFI or Company to dispose of or hold separate all or a material portion of the business or assets of Company or FNFI.

               (g) Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Company and Shareholders and their counsel. Notwithstanding the foregoing, Company and Shareholders shall advise FNFI of any perceived deficiencies and provide FNFI with a reasonable period of time to cure such deficiencies.

               (h) CRI. All of the conditions to close set forth in Article 8.2 of that certain Agreement and Plan of Reorganization of even date herewith, by and among FNFI, Credit Reports, Inc., a California corporation ("CRI"), the shareholders of CRI, Friedman, Farid Meshkatai and CRI Acquisition Corporation shall have been satisfied at or prior to the Effective Time. In addition, the Closing of this Merger is conditioned upon the closing of the CRI merger and vice versa.

                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

        9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

               (a) By mutual consent of the FNFI and Shareholders;

               (b) By Shareholders and Company as a group, on the one hand, or by FNFI, on the other hand, if there has been a material breach, failure to fulfill or default on the part of the other Party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein; or

               (c) By Shareholders and Company as a group, on the one hand, or by FNFI, on the other hand, if there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make the consummation of the Merger illegal.

        9.2 Effect of Termination. In the case of any termination of this Agreement pursuant to Section 9.1, above, this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of any Party or its officers, directors or shareholders. Notwithstanding the foregoing sentence,
(i) the provisions of Section 7.5(b) and 7.6 shall remain in full force and effect and survive any termination of this Agreement; (ii) each Party shall remain liable for any breach of this Agreement prior to its termination; and
(iii) in the event of termination pursuant to section 9.1(b), above, then notwithstanding the provisions of Section 7.6, above, the breaching Party shall be liable to the non-breaching Party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated thereby.

        9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by the Parties. Any amendment effected pursuant to this
Section 9.3 shall be binding upon all Parties.

        9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party or Parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all Parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each Party under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that such Party may have against the other Parties.

                                   ARTICLE 10
                                 INDEMNIFICATION

        10.1 Survival of Representations and Warranties. The representations and warranties of Company and Shareholders (which for purposes of this Article 10 shall include Friedman) contained in this Agreement or in any writing delivered pursuant hereto or at the Closing and the indemnification obligations set forth in Section 10.2, below, shall survive the Closing and the consummation of the transactions contemplated hereby until the second (2nd) anniversary of the Closing Date; provided that the representations and warranties contained in Sections 4.2, 4.4, 4.11 and 4.20 and the indemnification obligations related thereto shall continue until the expiration of the applicable statutes of limitations; and provided further that Company's indemnification obligations under Section 10.2, below, shall terminate immediately subsequent to the Effective Time.

        10.2 Indemnification by Company and Shareholders. Company and Shareholders, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless FNFI, Newco and Surviving Corporation and their respective officers, directors, employees, shareholders, assigns, successors and affiliates (a "FNFI Indemnified Party") from, against and in respect of all Claims suffered, sustained, incurred or paid by any FNFI Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

               (a) any breach of any representation or warranty of any Shareholder or Company set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of any Shareholder or Company in connection herewith; or

               (b) any non-fulfillment of any covenant or agreement on the part of any Shareholder or Company in this Agreement.

        10.3 Indemnification by FNFI. FNFI covenants and agrees to indemnify, defend, protect and hold harmless Shareholders and their respective heirs, successors and assigns (a "Shareholder Indemnified Party") from, against and in respect of all Claims suffered, sustained, incurred or paid by any Shareholder Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

               (a) any breach of any representation or warranty of FNFI or Newco set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of FNFI or Newco in connection herewith; or

               (b) any non-fulfillment of any covenant or agreement on the part of FNFI or Newco in this Agreement.

        10.4 Third Party Claims. In the event any third party asserts any Claim with respect to any matter as to which the indemnities in this Agreement relate, the Party or Person against whom the Claim is asserted (the "Indemnified Party") shall give prompt notice to the other Party or Person (the "Indemnifying Party"), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third party Claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third party Claim within thirty (30) days after receipt of the notice of the third party Claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its losses and expenses related to the defense or settlement of the third party Claim. The Parties shall cooperate in defending against any asserted third party Claims. For purposes of this Article 10, the reference to this Agreement includes any certificate, Schedule or Exhibit delivered to a party by the Indemnifying Party or


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

its agents and affiliates in connection with this Agreement. The election by the Indemnifying Party to take over a defense or settlement of the third party Claim shall not constitute an admission that the Claim is indemnified against under this Agreement; the question of whether the Claim is one which is subject to indemnity under this Article 10 shall be determined separately from the assumption of the defense. If the Indemnifying Party asserts in a notice to the Indemnified Party that it does not believe that the Claim is one which it has agreed to indemnify the Indemnified Party under this Agreement and it is later determined that the Claim was in fact not subject to the indemnities provided for in this Article 10, then the Indemnified Party will indemnify, reimburse and hold harmless the Indemnifying Party against all Liability under the third party Claim and the costs and expenses (including reasonable attorneys' fees) which the Indemnifying Party incurs by reason of defense of the third party Claim.

        10.5 Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Party may have for breach of representation, warranty, covenant or agreement.

        10.6 Additional Indemnification Provisions. Notwithstanding anything to the contrary in this Article 10, (i) Shareholders' aggregate Liability under
Section 10.2, above, shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000); (ii) Shareholders shall not incur any Liability under section 10.2, above, until the aggregate amount of indemnification obligations exceed Ten Thousand Dollars ($10,000); and (iii) subject to clause (ii) above, Shareholders shall not incur any Liability under Section 10.2, above, for indemnification obligations that individually do not exceed One Thousand Dollars ($1,000).

                                   ARTICLE 11
                               GENERAL PROVISIONS

        11.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

        11.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto.

        11.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered at the Closing pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other


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

than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided herein.

        11.4 Severability. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        11.5 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) if delivered personally (including by overnight express or messenger), upon delivery; (ii) if delivered by registered or certified mail, return receipt requested, upon the earlier of actual delivery or three (3) days after being mailed; or (iii) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the Parties at the following addresses:

               (a) If to FNFI, addressed to:

                      Fidelity National Financial, Inc.
                      3916 State Street, Suite 300
                      Santa Barbara, California 93105
                      Attn: Andrew F. Puzder
                      Facsimile: (805) 898-7149

                      With a copy to:

                      C. Craig Carlson, Esq.
                      Stradling, Yocca, Carlson & Rauth
                      660 Newport Center Drive, Suite 1600
                      Newport Beach, California 92660-6441
                      Facsimile: (714) 725-4100

               (b) If to Shareholders, addressed to:

                      Colin H. Friedman           Farid Meshkatai
                      12428 N. 136th Place        9332 N. 71st Street
                      Scottsdale, Arizona 85253   Paradise Valley, Arizona 85253
                      Facsimile: (602) 905-7337   Facsimile (602) 905-7337

                      With a copy to:

                      David D. Wexler, Esq.
                      Rosenfeld, Meyer & Susman
                      9601 Wilshire Boulevard, Fourth Floor
                      Beverly Hills, California 90210-5288
                      Facsimile: (310) 271-6430

        11.6 Tax Advice. Company, Shareholders and Friedman acknowledge that they have received their own independent tax advice with respect to the Merger, this Agreement and the transactions contemplated thereby, including whether the Merger qualifies as a tax free reorganization in accordance with Section 368(a)(2)(D) of the Code, and are not in any way relying on any statements or advice of FNFI, Newco or any of their officers, directors, employees, agents or representatives.

        11.7 Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        11.8 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

        11.10 Recitals, Schedules, and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein. Anything referenced on any Schedule hereto shall be deemed incorporated into any other Schedule requesting the same or similar information.


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

        IN WITNESS WHEREOF, the foregoing Agreement is hereby executed as of the date first above written.

                                        FNFI:

                                        FIDELITY NATIONAL FINANCIAL, INC.,
                                        a Delaware Corporation

                                        By:   /s/ ANDREW F. PUZDER
                                              ----------------------------------
                                        Its:  EXECUTIVE VICE PRESIDENT
                                              ----------------------------------


                                        COMPANY:

                                        EXPRESS NETWORK, INC., a California
                                        Corporation

                                        By:   /s/ FARID MESHKATAI
                                              ----------------------------------
                                        Its:  PRESIDENT
                                              ----------------------------------


                                        SHAREHOLDERS:

                                        COLIN HOWARD FRIEDMAN AND HEDY
                                        KRAMER FRIEDMAN, AS TRUSTEES OF THE
                                        FRIEDMAN FAMILY TRUST UDT, DATED
                                        JULY 23, 1987

                                        /s/ COLIN H. FRIEDMAN
                                        ----------------------------------------
                                        Colin H. Friedman, Trustee

                                        /s/ HEDY KRAMER FRIEDMAN
                                        ----------------------------------------
                                        Hedy Kramer Friedman, Trustee

                                        /s/ FARID MESHKATAI
                                        ----------------------------------------
                                        Farid Meshkatai, Individually


                                        ANITA KRAMER MESHKATAI, AS TRUSTEE
                                        OF THE ANITA KRAMER LIVING TRUST,
                                        DATED JULY 23, 1987

                                        /s/ ANITA KRAMER MESHKATATI
                                        ----------------------------------------
                                        Anita Kramer Meshkatai, Trustee


                                       40